Exhibit 99.1

For Immediate Release

Worthington Industries Announces New $425 Million Credit Facility

Replaces existing facility with five year term

COLUMBUS, Ohio, May 4, 2012 – Worthington Industries, Inc. (NYSE: WOR) today announced that is has executed a new $425 million five year revolving credit facility.  The new revolving credit facility was syndicated with a consortium of banks led by J.P. Morgan Securities LLC and PNC Bank. The new facility replaces the Company’s existing $400 million revolving credit facility which was set to mature in May 2013 and provides for facility commitments to May 2017. The facility may be used to fund general corporate purposes including working capital, capital expenditures, acquisitions, share repurchases, and dividends.

Worthington Industries is a leading diversified metals manufacturing company with 2011 fiscal year sales of approximately $2.4 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor; a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand-held torches, refrigerant and industrial tanks, camping cylinders, compressed natural gas storage cylinders and scuba tanks; framing systems and stairs for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, laser welded blanks; light gauge steel framing for commercial and residential construction; and current and past model automotive service stampings. Worthington, including its joint ventures, employs approximately 9,500 people and operates 80 facilities in 12 countries.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the Company, which are not historical information, constitute “forward looking statements” within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the Company’s filings with the Securities and Exchange Commission.